Exhibit 5.1

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Davis Polk & Wardwell LLP 121, avenue des Champs-Elysées 75008 Paris	01 56 59 36 00 tél 01 56 59 37 00 fax	Toque N° J020

OPINION OF DAVIS POLK & WARDWELL LLP

January 2, 2015

Advanced Accelerator Applications

20, rue Diesel

01630 Saint-Genis-Pouilly

Ladies and Gentlemen,

Advanced Accelerator Applications, a company incorporated under the laws of the Republic of France as a société anonyme, having its registered office at 20, rue Diesel, 01630 Saint-Genis-Pouilly, registered with the Trade and Companies Registry of Bourg-en-Bresse under number 441 417 110 (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form F-1 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), shares of its common stock, par value €0.10 per share (the “Securities”), including additional shares subject to the underwriters’over-allotment option, each described in the Registration Statement.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vi) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the price at which the Securities to be sold has been approved by the Board of Directors of the Company in accordance with the resolutions of the Company’s shareholders adopted at the meeting of December 16, 2014 and when the Securities have been issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, the Securities will be validly issued, fully paid and non-assessable.

In connection with the opinion expressed above, we have assumed that the Company is a company duly organized, validly existing and incorporated under the laws of France.

We are members of the Paris Bar and the foregoing opinion is limited to the laws of France as in effect on the date hereof as currently construed by the French courts, and does not express any opinion concerning any other law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

Davis Polk & Wardwell LLP

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